Exhibit (a)(1)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A STATUTORY TRUST

TO A CORPORATION

PURSUANT TO SECTION 265

OF THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to a Corporation, dated as of October 13, 2023, is hereby executed and filed by KKR US Direct Lending Fund-U, a statutory trust organized under the laws of Delaware (the “Trust”), to convert the Trust to a Delaware corporation named KKR US Direct Lending Fund-U Inc. (the “Corporation”) pursuant to Section 265 of the Delaware General Corporation Law.

1.	The jurisdiction in which the Trust was formed is Delaware.

2.	The jurisdiction of the Trust immediately prior to filing this Certificate of Conversion is Delaware.

3.	The date the Trust was formed is May 2, 2023.

4.	The name of the Trust immediately prior to filing this Certificate of Conversion is KKR US Direct Lending Fund-U.

5.	The name of the Corporation as set forth in the Certificate of Incorporation is KKR US Direct Lending Fund-U Inc.

6.	This Certificate of Conversion shall become effective upon its filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being duly authorized by the Trust has executed this Certificate of Conversion to a Corporation as of the 13th day of October, 2023.

KKR US DIRECT LENDING FUND-U

By:	/s/ James H. Kropp
Name: James H. Kropp, Trustee

By:	/s/ Elizabeth J. Sandler
Name: Elizabeth J. Sandler, Trustee

By:	/s/ Catherine B. Sidamon-Eristoff
Name: Catherine B. Sidamon-Eristoff, Trustee

By:	/s/ Ryan L.G. Wilson
Name: Ryan L. G. Wilson, Trustee

[Signature Page to KKR US Direct Lending Fund-U Certificate of Conversion]